UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 23, 2010

Ener1, Inc.
_____________________________________________
(Exact name of registrant as specified in its charter)

Florida	001-34050	59-2479377
______________________ (State or other jurisdiction	_______________ (Commission	_______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1540 Broadway, Suite 25C, New York, New York		10036
____________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212 920-3500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On September 2, 2010, we issued senior unsecured notes, shares of common stock and warrants to purchase common stock to certain investors for an aggregate purchase price of $55 million. After the closing of this transaction, we were informed by the Nasdaq staff that, based on its review of our listing application and the related transaction documents, we were not in compliance with Listing Rules 5635(b)21 and 5635(d)(2).2 The Nasdaq staff based its determination on a provision in the notes that would allow us, at our sole option, to make payments of principal and/or interest in common stock. On September 20, 2010, without necessarily agreeing with the staff’s position, we amended the notes to require shareholder approval in order to issue shares in excess of 19.99% of the number of shares issued and outstanding at the time that the notes were issued.  On September 23, 2010, we received a letter from the Nasdaq stating that we were not in compliance with the Listing Rules at the time the notes were issued, but that we had regained compliance when the notes were amended.

1 Listing Rule 5635(b) requires shareholder approval prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the Company.

2  Listing Rule 5635(d)(2) requires shareholder approval prior to the sale, issuance or potential issuance by the company of common stock (or securities convertible into or exercisable common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ener1, Inc.

September 24, 2010	By:	/s/ Charles Gassenheimer
Name: Charles Gassenheimer
Title: Chief Executive Officer